MEMORANDUM

DATE: October 10, 2002

TO: File

FROM: Kelly Hagg

RE: Item 77(i): Form N-SAR for Fidelity Fixed-Income Trust

Pursuant to a Board approved vote on September 19, 2002, Fidelity Inflation Protected Bond Fund commenced new classes of shares (Classes A, T, B, C, and Institutional Class) on October 2, 2002.